Exhibit 10.19

AMENDMENT

This Amendment (“Amendment”) to the Investment Agreement dated November 7, 2012 (the "Investment Agreement") between Dutchess Opportunity Fund, II, LP ("Dutchess") and Players Network, (the "Company") is made this XXth day of July, 2013.

WHEREAS, it is in the best interest of both parties to facilitate (the "Facilitation") the amendments in connection with the Investment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1.	Amendment to the Investment Agreement.

a.	The Investment Agreement is hereby amended to DELETE in its entirety Section 2 (c) and contemporaneously the Investment Agreement is hereby amended to INSERT the following sentence as the amended Section 2 (c):

(c)                SUSPENSION PRICE. The Suspension Price shall be one cent ($.01) per share. In the event the Common Stock falls below the Suspension Price, the Put shall be temporarily suspended. The Put shall resume at such time as the Common Stock is above the Suspension Price, provided the dates for the Pricing Period for that particular Put are still valid. In the event the Pricing Period has been complete, any shares above the Suspension Price due to the Investor shall be sold to the Investor by the Company at the Suspension Price under the terms of this Agreement.

b.	The Investment Agreement is hereby amended to DELETE in its entirety the Section 19 and contemporaneously the Investment Agreement is hereby amended to INSERT the following sentence as the amended Section 19:

Section 19 NO ASSIGNMENT. This Agreement and any rights, agreements or obligations hereunder may not be assigned, by operation of law, merger or otherwise.

2.	No other terms, rights or provisions of the Investment Agreement are or should be considered to have been modified by the terms of this Amendment and each party retains all other rights, obligations, privileges and duties contained in Investment Agreement that correspond respectively to the Investment Agreement including but not limited to the Registration Rights Agreement between the Company and Dutchess.

Agreed and Accepted, and duly authorized to sign, on this 8th day of July, 2013

By Dutchess:	/s/ Douglas H. Leighton
Douglas H. Leighton, Managing Director

By Company:	/s/ Mark Bradley
Mark Bradley, Chief Executive Officer